Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT
GENESIS GROUP HOLDINGS INC.

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 16, 2010 by and between Genesis Group Holdings, Inc., a company incorporated and existing under the laws of the State of DELAWARE (the “Company”), and BILLY CAUDILL, an individual (the “Executive”). The term “Company”as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

A.	The company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

B.	The Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1. POSITION

The Executive hereby accepts a position as President/COO (the “Employment”) of the Company to work with the Board of Directors and at their behest in the management and day to day operations of the Company.

2. TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be Five year(s), commencing on January 16, 2010 (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the initial number year(s) term, the Employment shall be automatically extended for one-year terms unless either party gives the other party hereto a thirty day prior written notice to terminate the Employment prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3. DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned the Board of Directors of the Company (the “Board”).

The Executive shall devote his or her working time, attention, and skills to the performance of his or her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Board.

The Executive shall use best efforts to perform the duties hereunder. The Executive will be responsible for building the operations of the Company with internal growth and acquisitions of new companies. The Executive will be staffing the Company with proper management and personnel. The key management team of the Executive’s operations will be eligible for stock now and stock awards in the future based upon performance.

4. NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise, contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this agreement or carrying out his or her duties hereunder; (iii) that the Executive is not bound by confidentiality, trade secret, or similar agreement (other than this) with any other person or entity, as the case may be.

5. LOCATION

The Executive will be based in South Florida and Lexington, KY, United States, until both parties hereto agree to change otherwise.

6. COMPENSATION AND BENEFITS

(a)
Cash Compensation: (1) The Executive’s annual compensation shall be $200,000.00 paid in weekly increments and subject to periodic review or adjustment by the Board based upon the earnings of the Company. In the event that the cash flow to the Company is insufficient to pay the compensation called for herein, the Executive shall be entitled to equivalent equity compensation. (2) The Executive shall be entitled to annual bonus compensation equal to 5% of the Company’s EBIDTA for the twelve month period ending December 31. Bonus compensation shall be paid in cash or stock at the discretion of the Board of Directors. (3) The Executive shall have use of a vehicle of his choosing not to exceed $1,000.00 per month in cost to the company in addition to all company related expenses.

(b)
Equity Incentives: To the extent the Company adopts and maintains a share incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Company. As an initial incentive to the execution of this Agreement, the Executive shall receive 25,000,000 shares of the Company’s common stock with appropriate 144 restrictions thereon, based on a current capitalization of approximately 100,000,000 shares issued and outstanding, if in the first year of employment the Company books more than $20,000,000.00 in contracts and new company acquisitions, the Executive shall receive an additional 25,000,000 shares of stock.

(c)
Benefits: The Executive is eligible for participation in any standard employee benefit plan of the Company or personal insurance, including any health insurance plan and annual holiday plan. In addition, the Executive shall be entitled to reimbursement of all reasonable expenses as approved by the Board.

7. TERMINATION OF THE AGREEMENT

(a)
By the Company: The Company may terminate the Employment for cause, at any time, without advance notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or act of fraud, misappropriation or embezzlement, (2) the Executive has been negligent or acted dishonestly to the detriment of the Company, (3) the Executive has been negligent or actions amounting to misconduct or failed to perform duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive has died, or (5) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 60 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply. In addition, the Company may terminate the Employment without cause, at any time, upon two- month prior written notice to the Executive during any period after the first anniversary of the effective date.

(b)
By the Executive: If there is a material and substantial reduction in the Executive’s existing authority and responsibilities and such resignation is approved by the Board, the Executive may resign upon one-month prior written notice to the Company during the first year after the Effective Date, or two-month prior written notice to the Company during any period after the first anniversary of the Effective Date.

(c)
Notice of Termination: Any termination of the Executive’s employment under this agreement shall be communicated by written notice of termination from the terminating party to the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting termination.

(d)
Remuneration upon Termination: Upon the Company’s termination of the Employment without cause pursuant to subsection (a) above or the Executive’s resignation upon the Board’s approval pursuant to subsection (b) above, the Company will provide remuneration to the Executive as follows: (1) if such termination or resignation becomes effective during the first year after joining the Company (the Starting Date), the Company will provide the Executive with a severance pay equal to one year base salary of the Executive; (2) if such termination or resignation becomes effective during the second year after the Starting Date, the Company will provide the Executive with a severance pay equal to one year base salary to the Executive; (3) if such termination or resignation becomes effective during any period after the second anniversary of the Starting Date, the Company will provide the Executive with a severance pay equal to two years of the base salary of the Executive; and (4) the Executive may exercise any vested option as the date of termination pursuant to the applicable share incentive plan. Except for the foregoing, the Executive shall not be entitled to any severance payments or benefits upon the termination of the Employment for any reason, unless otherwise agreed by the Company.

8. CONFIDENTIALITY AND NON-DISCLOSURE

(a)
Confidentiality and Non-Disclosure: In the course of the Executive’s services, the Executive may have access to the Company and/or the Company’s client’s and/or prospective client’s trade secrets and confidential information, included but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media vehicles, pertaining to the Company and/or the Company’s client’s and/pr prospective client’s business. All such trade secrets and confidential information are considered confidential. All materials containing any such trade secrets and confidential information are property of the Company and/or the Company’s client and/or prospective client, and shall be returned to the Company and/or the Company’s client and/or prospective client upon expiration or earlier termination of this Agreement. The Executive shall not directly or indirectly disclose or use any such trade secret or confidential information, except as required in the performance of the Executive’s duties in connection with the Employment, or pursuant to applicable law.

(b)
Trade Secrets: During and after the Employment, the Executive shall hold the Trade Secrets in strict confidence; the Executive shall not disclose these Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. The Executive shall not use the Trade Secrets other than for the benefits of the company. “Trade Secrets” means information deemed confidential by the Company, treated by the Company or which the Executive know or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of the Executive.

(c)
Former Employer Information: The Executive agrees that he or she has not and will not, during the term of his or her employment, improperly use or disclose any proprietary information or trade secrets of any former employer, unless the former employer has been acquired by the Company, or other person or entity with which the Executive has an agreement to keep in confidence information acquired by the Executive, if any. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys’ fees and cost of suit, arising out of or in connection with any violation of the foregoing.

(d)
Third Party Information: The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek any and all remedies at law or in equity.

9. NON-COMPETITION AND NON-SOLICITATION

In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of Employment and for a period of one year following the termination of the Employment, for whatever reason:

(a)
The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b)
unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c)
unless expressly consented to by the Company, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

The provisions contained in this Section 9 are considered reasonable by the Executive and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section, the Executive acknowledges that there will be no adequate remedy at law, and the company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek any and all remedies permissible at law or in equity.

10. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a change-of-control transaction of the company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11. SEVERABILITY

In any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A.

13. AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14. WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15. NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) send by a recognized courier with next-day or second-day delivery to the last known address of the other party.

16. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17. NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

IN WITNESS WHEREOF, this Agreement has been executed on the dated listed in Section 2.

Genesis Group Holding, Inc.

/s/ Gideon Taylor	Gideon Taylor, CEO

/s/ Billy Caudill	Billy Caudill, Employee